Exhibit 99.1

ARMOUR RESIDENTIAL REIT, INC. ANNOUNCES CLOSING OF

PUBLIC OFFERING OF 8,912,500 SHARES OF COMMON STOCK

VERO BEACH, FL - - February 8, 2011 - - ARMOUR Residential REIT, Inc. (NYSE Amex: "ARR" and "ARR.WS") (“ARMOUR” or the “Company”) today announced that it has closed its previously-announced public offering of 7,750,000 shares of its common stock at a price of $7.60 per share.  In addition, the underwriters have fully exercised the over-allotment option for 1,162,000 additional shares at a price of $7.60 per share, resulting in a total public offering of 8,912,500 shares for gross proceeds of $67,735,000.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS) acted as sole bookrunning manager and representative of the several underwriters in the offering. Maxim Group LLC acted as lead manager and National Securities Corporation and Aegis Capital Corp. acted as co-managers in the offering.

ARMOUR Residential REIT, Inc.

ARMOUR is a Maryland corporation that invests primarily in hybrid adjustable rate, adjustable rate and fixed rate residential mortgage-backed securities, or RMBS, issued or guaranteed by U.S. Government-chartered entities. ARMOUR is externally managed and advised by ARMOUR RESIDENTIAL MANAGEMENT LLC (“ARRM”). ARMOUR Residential REIT, Inc. has elected to be taxed as a real estate investment trust ("REIT") for U.S. federal income tax purposes, commencing with ARMOUR's taxable year ending December 31, 2009.

Safe Harbor

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.

Additional Information and Where to Find It

Investors, security holders and other interested persons may find additional information regarding the Company at the SEC's Internet site at http://www.sec.gov/, or the Company website www.armourreit.com or by directing requests to:

ARMOUR Residential REIT, Inc.

3001 Ocean Drive, Suite 201

Vero Beach, Florida 32963

Attention: Investor Relations

Investor Contact:

Jeffrey Zimmer

Co-Chief Executive Officer, President and Co-Vice Chairman

ARMOUR Residential REIT, Inc.

(772) 617-4340